Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

WEBSTER VIRGINIA CORPORATION
with and into
SANTANDER HOLDINGS USA, INC.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this nineteenth day of August 2026, between Santander Holdings USA, Inc., a Virginia corporation (“SHUSA”) and Webster Virginia Corporation, a Virginia corporation (“Webster Virginia”).

WHEREAS, Webster Financial Corporation (“WBS”), which owns all of the outstanding shares of capital stock of Webster Bank, National Association, Banco Santander, S.A. (“BSSA”), which indirectly owns all of the outstanding shares of capital stock of Santander Bank, N.A. (“SBNA”), and Webster Virginia, a wholly owned subsidiary of WBS, have entered into a Transaction Agreement (the “Transaction Agreement”), dated as of February 3, 2026, which, among other things, provides for the merger of WBS with and into Webster Virginia, with Webster Virginia continuing as the surviving corporation in such merger, and, immediately afterwards, the acquisition by BSSA of all outstanding shares of Webster Virginia common stock through a statutory share exchange, all subject to the terms and conditions of such Transaction Agreement (the “HoldCo Transactions”);

WHEREAS, SHUSA, which owns all of the outstanding shares of capital stock of SBNA, and BSSA, which owns all of the outstanding shares of capital stock of SHUSA and would own all of the outstanding shares of Webster Virginia common stock following the HoldCo Transactions, entered into a Share Contribution Agreement to provide for the contribution of all outstanding shares of Webster Virginia common stock to SHUSA immediately following the HoldCo Transactions (the “Webster Virginia Contribution”), in order to comply with Regulation YY of the Board of Governors of the Federal Reserve System;

WHEREAS, SHUSA and Webster Virginia are entering into this Agreement to provide for the merger of Webster Virginia with and into SHUSA immediately following the Webster Virginia Contribution, all subject to the terms and conditions of this Agreement;

WHEREAS, the Board of Directors of SHUSA has unanimously approved this Agreement (in the form presented to the board) and authorized its execution pursuant to the authority given by and in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”); and

WHEREAS, the Board of Directors of Webster Virginia, has unanimously approved this Agreement (in the form presented to the board) and authorized its execution pursuant to the authority given by and in accordance with the applicable provisions of the VSCA.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

(a)	Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Webster Virginia shall be merged (the “Merger”) with and into SHUSA in accordance with the requirements of the VSCA and the terms and conditions hereof. SHUSA shall continue its existence as the surviving corporation (the “Surviving Corporation”) of the Merger, and the separate corporate existence of Webster Virginia shall cease.

(b)	The Merger shall become effective at such time and date (the “Effective Time”) that Webster Virginia and SHUSA shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission; provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HoldCo Transactions or the Webster Virginia Contribution.

SECTION 2

(a)	The name of the Surviving Corporation at the Effective Time shall be “Santander Holdings USA, Inc.”

(b)	From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of SHUSA and Webster Virginia, all as provided under the VSCA.

SECTION 3

(a)	At the Effective Time, each share of common stock, par value $0.01 per share, of Webster Virginia issued and outstanding immediately prior to the Effective Time (other than shares held in treasury) shall be converted into one share of common stock, no par value, of the Surviving Corporation. At the Effective Time, each share of common stock, no par value, of SHUSA issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(b)	At the Effective Time, by virtue of the Merger and without any action on the part of SHUSA, Webster Virginia or any holder of the newly created series of preferred stock of Webster Virginia (“New Webster Virginia Series A Preferred Stock”) that was created in connection with the HoldCo Transactions as set forth in the Transaction Agreement, on the terms and subject to the conditions set forth therein, (i) each share of New Webster Virginia Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of SHUSA having substantially the same terms (and taking into account that Webster Virginia will not be the surviving corporation in the Merger) as the New Webster Virginia Series A Preferred Stock (all shares of such newly created series, collectively, the “New SHUSA Series H Preferred Stock”), with such terms set forth in an articles of amendment of SHUSA in respect of the New SHUSA Series H Preferred Stock.

(c)	At the Effective Time, by virtue of the Merger and without any action on the part of SHUSA, Webster Virginia or any holder of the newly created series of preferred stock of Webster Virginia (“New Webster Virginia Series B Preferred Stock” and, together with the New Webster Virginia Series A Preferred Stock, the “New Webster Virginia Preferred Stock”) that were created in connection with the HoldCo Transactions as set forth in the Transaction Agreement, on the terms and subject to the conditions set forth therein, (i) each share of New Webster Virginia Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of SHUSA having substantially the same terms (and taking into account that Webster Virginia will not be the surviving corporation in the Merger) as the New Webster Virginia Series B Preferred Stock (all shares of such newly created series, collectively, the “New SHUSA Series I Preferred Stock” and, together with the New SHUSA Series H Preferred Stock, the “New SHUSA Preferred Stock”) (it being agreed that the New SHUSA Series I Preferred Stock shall have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Company Series G Preferred Stock (as defined in the Transaction Agreement) immediately prior to the Reincorporation Effective Time (as defined in the Transaction Agreement)), with such terms set forth in an articles of amendment of SHUSA in respect of the New SHUSA Series I Preferred Stock.

(d)	At the Effective Time, each share of (i) 8.410% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, no par value, of SHUSA, (ii) 9.380% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, no par value, of SHUSA and (iii) 8.170% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, no par value, of SHUSA, in each case that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(e)	All assets of SHUSA and Webster Virginia, as they exist at the Effective Time, shall pass to and vest in the Surviving Corporation without any conveyance or other transfer, and the Surviving Corporation shall be responsible for all of the liabilities of every kind and description, of SHUSA and Webster Virginia existing as of the Effective Time, all in accordance with the provisions of the VSCA.

SECTION 4

(a)	By virtue of the Merger and without any action on the part of the holder of any capital stock of Webster Virginia (including any New Webster Virginia Preferred Stock), at the Effective Time, each outstanding share of capital stock of Webster Virginia (including any New Webster Virginia Preferred Stock) shall be cancelled in exchange for the right to receive the consideration set forth in Section 3.

(b)	By virtue of the Merger and without any action on the part of the holder of any capital stock of Webster Virginia (including any New Webster Virginia Preferred Stock), outstanding certificates representing shares of the capital stock of Webster Virginia (including any New Webster Virginia Preferred Stock) shall, at the Effective Time, be cancelled.

SECTION 5

(a)	Effective as of the Effective Time, (1) the initial composition of the full board of directors of the Surviving Corporation shall be that of the board of directors of SHUSA as of immediately prior to the Effective Time, which, pursuant to Section 8.03 of the Transaction Agreement, shall include (i) Mr. John R. Ciulla, (ii) Mr. Luis Massiani and (iii) two additional members of the board of directors of WBS to be mutually agreed by BSSA and WBS (as of the date hereof, BSSA and WBS have agreed that Mr. Frederick Crawford and Ms. Maureen Mitchell shall be the two such additional members) and (2) the officers of SHUSA immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

(b)	Effective as of the Effective Time, each director and officer of the Surviving Corporation shall serve and hold office, as applicable, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(c)	Effective as of the Effective Time, the certificate of incorporation of SHUSA as in effect immediately prior to the Effective Time (with such changes in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the New SHUSA Preferred Stock to give effect to the transactions) shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law.

(d)	Effective as of the Effective Time, the bylaws of SHUSA as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law.

SECTION 6

(a)	Subject to the terms and conditions of this Agreement, SHUSA and Webster Virginia shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

(b)	Effective as of the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SHUSA or Webster Virginia, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SHUSA or Webster Virginia, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Webster Virgina acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7

This Agreement has been approved by SHUSA, which owns all of the outstanding shares of Webster Virginia common stock, and by WBS, which owns all of the outstanding shares of Webster Virginia prior to the Reincorporation Effective Time (as defined in the Transaction Agreement), in accordance with the VSCA.

SECTION 8

The respective obligations of the parties to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following terms and conditions:

(a) The HoldCo Transactions and the Webster Virginia Contribution shall have closed and become effective.

(b) Any required statutory waiting period under applicable law in respect of the Merger shall have expired.

(c) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and binding upon the SHUSA and Webster Virginia which prohibits or makes illegal consummation of the Merger and is not otherwise preempted by Federal law.

This Agreement may be amended or terminated, and the Merger may be abandoned, only by the mutual written agreement of SHUSA and Webster Virginia at any time prior to the Effective Time, notwithstanding the prior approval of this Agreement and the Merger by the sole stockholder of SHUSA or the sole shareholder of Webster Virginia.

SECTION 9

SHUSA and Webster Virginia each agree (A) to treat the Merger as (i) a complete liquidation of Webster Virginia to which Section 332 of the Code applies, and/or (ii) a “reorganization” within the meaning of Section 368(a) of the Code, and (B) this Agreement is intended to be and is adopted as (i) a plan of liquidation for purposes of Section 332 of the Code and the Treasury regulations thereunder to the extent the Liquidation Treatment applies, and (ii) a plan of reorganization for purposes of Sections 354 and 361 of the Code to the extent the Reorganization Treatment applies. The parties hereto intend that the Merger contemplated by this Agreement will qualify as a distribution pursuant to a plan of liquidation within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended.

SECTION 10

This Agreement embodies the entire agreement and understanding of the parties herein with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the parties herein with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the parties herein. No waiver, forbearance or failure by any party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the parties herein.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Santander Holdings USA, Inc. and Webster Virginia Corporation have entered into this Agreement as of the date and year first set forth above.

Santander Holdings USA, Inc.

By:	/s/ Pablo del Campo
Name: Pablo del Campo
Title: Authorized Signatory

Webster Virginia Corporation

By:	/s/ Kristy Berner
Name: Kristy Berner
Title: Authorized Signatory